Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our auditor’s report dated July 25, 2024 with respect to the consolidated financial statements of Psyence Biomedical Ltd. (the “Company”) as at March 31, 2024 and March 31, 2023 and for each of the years in the two-year period ended March 31, 2024, as included in the Annual Report on Form 20-F of the Company for the year ended March 31, 2024, as filed with the United States Securities and Exchange Commission.

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
July 30, 2024